                             $500 OFFER TO PURCHASE
                       UNITS OF ARVIDA/JMB PARTNERS, L.P.
                                       BY
                        RALEIGH CAPITAL ASSOCIATES L.P.

         As described in the enclosed materials, RALEIGH CAPITAL ASSOCIATES L.P. is offering to purchase a limited number of Units, including yours, in Arvida/JMB Partners, L.P. for $500 per Unit. BY TIMELY ACCEPTING THE OFFER, Raleigh Capital Associates L.P. would pay you:


             Units Owned      Price Per Unit        Total Purchase Price
             -----------      --------------        --------------------






         In reviewing the Offer, you should consider the following:

o THE OFFER WILL PROVIDE YOU WITH AN IMMEDIATE OPPORTUNITY TO LIQUIDATE YOUR INVESTMENT IN THE PARTNERSHIP WITHOUT THE USUAL DELAYS, COMMISSION COSTS ASSOCIATED WITH MARKET SALES AND PARTNERSHIP TRANSFER FEES.

o DURING THE LAST THREE YEARS UNITHOLDERS HAVE BEEN REQUIRED TO REPORT TAXABLE INCOME OF $274 PER UNIT WHILE ONLY RECEIVING CASH DISTRIBUTIONS OF LESS THAN $20 PER UNIT.

o UNITHOLDERS WHO ACQUIRED THEIR UNITS IN THE ORIGINAL OFFERING WILL RECEIVE A SUBSTANTIAL TAX BENEFIT FROM THE SALE OF THEIR UNITS IN 1996.

o BY SELLING UNITS, UNITHOLDERS AVOID THE DELAYS AND COMPLICATIONS IN PREPARING AND FILING PERSONAL INCOME TAX RETURNS WHICH MAY RESULT FROM AN INVESTMENT IN THE UNITS AS WELL AS THE POTENTIAL OF FUTURE "PHANTOM" TAXABLE INCOME.

         We suggest that you review the enclosed materials with your personal financial and tax advisor. After carefully reading the enclosed materials, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage-paid envelope) or facsimile a duly completed and executed copy of the Letter of Transmittal and any documents required by the Letter of Transmittal to the Depositary at:

                             The Herman Group, Inc.
                      2121 San Jacinto Street, 26th Floor
                              Dallas, Texas 75201
                 Facsimile No. (214) 999-9348 or (214) 999-9323

                      For information call 1-800-992-6146.


                                                 RALEIGH CAPITAL ASSOCIATES L.P.